Exhibit 99.3

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE QUARTERLY PERIOD ENDED OCTOBER 31, 2009

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

TABLE OF CONTENTS

PAGE
PART I — FINANCIAL INFORMATION

Item 1. Financial Statements (Unaudited)

Condensed Consolidated Balance Sheets as of October 31, 2009, January 31, 2009 and November 1, 2008	3

Condensed Consolidated Statements of Operations for the thirteen and thirty-nine weeks ended October 31, 2009 and November 1, 2008	4

Condensed Consolidated Statements of Cash Flows for the thirty-nine weeks ended October 31, 2009 and November 1, 2008	5

Condensed Consolidated Statements of Stockholder’s Equity for the thirty-nine weeks ended October 31, 2009 and November 1, 2008	6

Notes to Condensed Consolidated Financial Statements	7

Item 2. Management Discussion and Analysis of Financial Condition and Results of Operations	18

PART I — FINANCIAL INFORMATION

Item 1.	Financial Statements

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)	October 31, 2009	January 31, 2009	November 1, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$47	$256	$109
Accounts and other receivables	80	93	92
Merchandise inventories	2,238	1,266	2,196
Income taxes receivable	37	1	13
Current deferred tax assets	60	61	55
Prepaid expenses and other current assets	74	71	47

Total current assets	2,536	1,748	2,512
Property and equipment, net	1,922	1,909	1,897
Goodwill, net	359	359	359
Deferred tax assets	52	53	25
Due from affiliates, net	270	255	289
Restricted cash	17	15	17
Other assets	109	61	70

	$5,265	$4,400	$5,169

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$1,188	$727	$1,362
Short-term borrowing from Parent	292	31	—
Accrued expenses and other current liabilities	510	486	612
Income taxes payable	17	71	33
Current portion of long-term debt	98	14	12

Total current liabilities	2,105	1,329	2,019
Long-term debt	2,045	1,664	2,019
Note payable to Parent	—	—	90
Deferred tax liabilities	387	400	268
Deferred rent liabilities	217	196	190
Other non-current liabilities	56	72	75
Stockholder’s equity	455	739	508

	$5,265	$4,400	$5,169

See Notes to Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Net sales	$1,709	$1,844	$5,154	$5,520
Other revenues (1)	30	37	88	113

Total revenues	1,739	1,881	5,242	5,633
Cost of sales	1,111	1,232	3,314	3,596
Cost of other revenues (1)	3	9	9	22

Gross margin	625	640	1,919	2,015

Selling, general and administrative expenses (1)	633	678	1,795	1,913
Depreciation and amortization	51	53	163	168
Other income, net	(18)	(14)	(40)	(41)

Total operating expenses	666	717	1,918	2,040

Operating (loss) earnings	(41)	(77)	1	(25)
Interest expense (1)	(38)	(42)	(101)	(127)
Interest income (1)	8	11	21	31

Loss before income taxes	(71)	(108)	(79)	(121)
Income tax benefit	29	41	33	53

Net loss	$(42)	$(67)	$(46)	$(68)

(1)	Includes results from transactions with related parties (see Note 5 and Note 9 entitled “Leases and real estate transactions” and “Related party transactions”).

	13 Weeks Ended		39 Weeks Ended
	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Other revenues	$19	$24	$51	$70
Cost of other revenues	(1)	(5)	(4)	(16)
Selling, general and administrative expenses	(83)	(90)	(247)	(253)
Interest expense	(6)	(6)	(12)	(18)
Interest income	8	10	21	29

See Notes to Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	39 Weeks Ended
(In millions)	October 31, 2009	November 1, 2008
Cash Flows from Operating Activities:
Net loss	$(46)	$(68)
Adjustments to reconcile Net loss to net cash used in operating activities:
Depreciation and amortization	163	168
Deferred income taxes	12	(39)
Amortization and write-off of debt issuance costs	20	16
Other	9	15
Changes in operating assets and liabilities:
Accounts and other receivables	14	6
Merchandise inventories	(956)	(872)
Prepaid expenses and other operating assets	(8)	(7)
Accounts payable, accrued expenses and other liabilities	485	547
Due from affiliates, net	(9)	(18)
Income taxes payable	(90)	(86)

Net cash used in operating activities	(406)	(338)

Cash Flows from Investing Activities:
Capital expenditures	(113)	(234)
Purchase of assets from affiliates at carrying value	(63)	—
Increase in restricted cash	(2)	(2)
Proceeds from sales of fixed assets	19	1
Sale of short-term investments	—	101
Acquisitions	(11)	—
Advances to Parent	(150)	(11)
Loans to affiliates	—	(37)
Repayment of loans by affiliates	—	10

Net cash used in investing activities	(320)	(172)

Cash Flows from Financing Activities:
Long-term debt borrowings	1,130	542
Long-term debt repayment	(670)	(178)
Short-term borrowing from Parent	403	—
Repayment of short-term borrowing to Parent	(148)	—
Distributions to Parent	(89)	—
Amounts paid in excess of carrying values of net assets acquired	(61)	—
Capitalized debt issuance costs	(49)	—

Net cash provided by financing activities	516	364

Effect of exchange rate changes on cash and cash equivalents	1	(1)

Cash and cash equivalents:
Net decrease during period	(209)	(147)
Cash and cash equivalents at beginning of period	256	256

Cash and cash equivalents at end of period	$47	$109

Non-cash financing activities:
Dividend of related party note receivable to Parent	$146	$—

See Notes to Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(Unaudited)

	Toys “R” Us - Delaware, Inc. Stockholders
	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholder’s Equity
(In millions)	Issued Shares
Balance, February 2, 2008	—	$4,613	$12	$(3,999)	$626
Net loss	—	—	—	(68)	(68)
Unrealized gain on hedged transactions, net of tax	—	—	5	—	5
Foreign currency translation adjustments, net of tax	—	—	(59)	—	(59)

Total comprehensive loss					(122)
Cumulative effect of change in accounting principle	—	—	—	1	1
Stock compensation expense	—	3	—	—	3

Balance, November 1, 2008	—	$4,616	$(42)	$(4,066)	$508

Balance, January 31, 2009	—	$4,609	$(47)	$(3,823)	$739
Net loss	—	—	—	(46)	(46)
Unrealized gain on hedged transactions, net of tax	—	—	2	—	2
Foreign currency translation adjustments, net of tax	—	—	29	—	29

Total comprehensive loss					(15)
Amounts paid in excess of carrying values of net assets acquired, net of tax	—	(42)	—	—	(42)
Stock compensation expense	—	2	—	—	2
Distributions to Parent	—	(89)	—	—	(89)
Non-cash distributions	—	(146)	—	—	(146)
Contribution arising from tax allocation arrangement		6			6

Balance, October 31, 2009	—	$4,340	$(16)	$(3,869)	$455

See Notes to Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of presentation

Business and Organization

Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns, licenses or franchises Toys “R” Us and Babies “R” Us stores in the United States and foreign countries. We operate Toys “R” Us stores in the United States, Puerto Rico and Canada, Babies “R” Us stores in the United States, and Internet businesses in the United States and Canada.

The Condensed Consolidated Balance Sheets as of October 31, 2009, January 31, 2009, and November 1, 2008, the Condensed Consolidated Statements of Operations for the thirteen and thirty-nine weeks ended October 31, 2009 and November 1, 2008, the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholder’s Equity for the thirty-nine weeks ended October 31, 2009 and November 1, 2008, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates, and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and thirty-nine weeks then ended. The Condensed Consolidated Balance Sheet at January 31, 2009, presented herein, has been derived from our audited balance sheet included in our Annual Financial Statements for the fiscal year ended January 31, 2009 (“Annual Financial Statements”), but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Financial Statements for the fiscal year ended January 31, 2009. The results of operations for the thirteen and thirty-nine weeks ended October 31, 2009 and November 1, 2008 are not necessarily indicative of operating results for the full year.

In the current period, the Financial Accounting Standards Board (“FASB”) finalized the “FASB Accounting Standards Codification” (“Codification” or “ASC”), which is effective for periods ending on or after September 15, 2009. Accordingly, as of August 2, 2009, we have implemented the ASC structure required by the FASB and any references to guidance issued by the FASB in these footnotes are to the ASC, in addition to the other forms of standards. The ASC does not change how we account for our transactions or the nature of the related disclosures made.

Subsequent events

We have performed an evaluation of subsequent events through December 15, 2009, the date these financial statements were issued. Subsequent events are disclosed in the related footnotes.

Reclassifications and Corrections of Previously Issued Financial Statements

We have decreased Net cash used in operating activities and increased Net cash used in investing activities by $27 million and $11 million for the period ended November 1, 2008 to restate loans made with affiliates and advances to our Parent that were incorrectly presented as an operating activity rather than as an investing activity. These changes had no effect on our previously reported Condensed Consolidated Statement of Operations, Condensed Consolidated Balance Sheet and Condensed Consolidated Statement of Stockholder’s Equity.

For the thirteen and thirty-nine week periods ended October 31, 2009, respectively, we have included certain other income and expense items as Other income, net on our Condensed Consolidated Statements of Operations, which have historically been presented as a net reduction in Selling, general and administrative expenses (“SG&A”). As such, we have restated Other income, net of $14 million and $41 million for the thirteen and thirty-nine weeks ended November 1, 2008, respectively, to correctly present these immaterial items separately from SG&A and have corrected this presentation throughout the financial statements. The items included in this restatement primarily relate to gift card breakage, credit card program, foreign exchange gains and losses and other immaterial items. These changes had no effect on our previously reported Net loss for the thirteen and thirty-nine week periods ended November 1, 2008.

We have restated our Condensed Consolidated Balance Sheets to reclassify $24 million and $23 million from Deferred tax liabilities to Income taxes payable at January 31, 2009 and November 1, 2008, respectively. These corrections were made to properly reflect the timing of certain tax liabilities associated with deferred related party rent payments and had no effect on our previously reported Condensed Consolidated Statement of Operations and Condensed Consolidated Statement of Stockholder’s Equity.

Gift card breakage

Prior to the fourth quarter of fiscal 2008, we recognized breakage income when gift card redemptions were deemed remote and we determined that there was no legal obligation to remit the unredeemed gift cards to the relevant tax jurisdiction (“Cliff Method”). At the end of the fourth quarter of fiscal 2008, we concluded that we had accumulated a sufficient level of historical data from a large pool of homogeneous transactions to allow management to reasonably and objectively determine an estimated gift card breakage rate and the pattern of actual gift card redemptions. Accordingly, we changed our method for recording gift card breakage income to recognize breakage income and derecognize the gift card liability for unredeemed gift cards in proportion to actual redemptions of gift cards (“Redemption Method”).

In accordance with ASC Topic 250, formerly SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of Accounting Principles Board (“APB”) Opinion No. 20 and FASB Statement No. 3”, we concluded that this accounting change represented a change in accounting estimate effected by a change in accounting principle and accordingly, accounted for the change as a change in estimate. The change in method of accounting would not have had a material impact on our Condensed Consolidated Financial Statements had it been adopted for the thirteen and thirty-nine weeks ended November 1, 2008.

2. Long-term debt

A summary of the Company’s consolidated Long-term debt as of October 31, 2009, January 31, 2009 and November 1, 2008 is outlined in the table below:

(In millions)	October 31, 2009	January 31, 2009	November 1, 2008
Long-term debt
Secured real estate loans, due August 9, 2010 (1)	$600	$600	$600
$2.0 billion secured revolving credit facility, expires fiscals 2010-2012	419	—	367
Secured term loan facility, due fiscal 2012	798	797	797
Unsecured credit facility, due fiscal 2012	180	180	180
8.750% debentures, due fiscal 2021 (2)	22	22	22
Finance obligations associated with capital projects	91	37	32
Capital lease obligations	33	42	33

	2,143	1,678	2,031
Less current portion	98	14	12

Total long-term debt	$2,045	$1,664	$2,019

(1)

We exercised our third maturity date extension option, which extended the maturity dates of the loan and security agreements and related mezzanine loans (the “Secured real estate loans”) to August 9, 2010. In addition, on November 20, 2009, we refinanced $515 million of the outstanding loan balance of $600 million plus accrued interest and fees. At October 31, 2009, $85 million is classified as Current portion of long-term debt.

(2)	Represents obligations of Toys “R” Us, Inc. and the Company.

Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations. Certain of our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

Due to the deterioration in the credit markets, some financial institutions have reduced and, in certain cases, ceased to provide funding to borrowers. We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. Currently, we have funds available for borrowings under our credit facilities to finance our operations through May 2012. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy, failure, collapse or sale. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.

The total fair values of our Long-term debt, with carrying values of $2,143 million, $1,678 million and $2,031 million at October 31, 2009, January 31, 2009 and November 1, 2008, respectively, were $1,789 million, $876 million and $1,623 million, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management at the end of the respective periods.

$2.0 billion secured revolving credit facility ($419 million at October 31, 2009)

On June 24, 2009, we amended and restated the credit agreement for our $2.0 billion five-year secured revolving credit facility in order to extend the maturity date of a portion of the facility and amend certain other provisions. The facility as amended provides for a bifurcation of the prior facility into a $1,526 million tranche maturing on May 21, 2012 and bearing a tiered floating interest rate of LIBOR plus a margin of between 3.75%- 4.25% depending on availability, and a $517 million tranche expiring on July 21, 2010 and continuing to bear a tiered floating interest rate of LIBOR plus a margin of between 1.00%-2.00% depending on availability (the “first in last out” tranche bearing a tiered floating interest rate of LIBOR plus a margin of 3.75% was eliminated). We capitalized approximately $49 million in additional deferred financing fees associated with the amended and restated credit agreement.

This secured revolving credit facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by our tangible and intangible assets, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The secured revolving credit facility, as amended pursuant to the amended and restated credit agreement, requires that we maintain “capped” availability at all times (except during the holiday period) of no less than the greater of (x) $125 million or (y) 12.5% of the “line cap” (which is the lesser of the total commitments at any time and the aggregate combined borrowing base). During the “holiday period”, which runs from October 15 to December 15 each year starting in 2010, we must maintain “capped” availability of no less than $100 million and “uncapped” availability of no less than 15% of the aggregate combined borrowing base, unless we have otherwise elected for the non-holiday thresholds to apply for such holiday period. Availability continues to be determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory, eligible credit card receivables and certain real estate less any applicable availability reserves. At October 31, 2009, we had $419 million of outstanding borrowings, a total of $116 million of outstanding letters under this credit facility and excess availability of $1,263 million. This amount is also subject to a minimum availability covenant, which was $270 million at October 31, 2009, with a remaining net availability of $993 million in excess of the covenant. Outstanding borrowings under this facility are considered to be long-term since they may be refinanced under the tranche maturing on May 21, 2012.

Subsequent Event

On November 13, 2009, we partially exercised the accordion feature of our secured revolving credit facility, increasing the credit available, subject to borrowing base restrictions, from $2,043 million to $2,148 million.

Secured real estate loans, due August 9, 2010 ($600 million at October 31, 2009)

We exercised our third maturity date extension option, which extended the maturity dates of the loans from August 9, 2009 to August 9, 2010. No other terms of the loans were changed as a result of the extension. Pursuant to the extension option, we were also required to extend our current interest rate cap through the end of the third maturity extension. Refer to Note 3 entitled “Derivative Instruments and Hedging Activities” for further details. Additionally, on November 20, 2009, all of the outstanding borrowings, plus accrued and unpaid interest, under the loan and security agreements and related mezzanine loans were repaid in connection with the offering of the Secured Notes described below.

Subsequent Event

Senior Secured Notes due 2017 ($715 million issued on November 20, 2009)

On November 20, 2009, Toys “R” Us Property Company II, LLC, formerly known as Giraffe Properties, LLC, (“TRU Propco II”) a wholly-owned subsidiary, completed the offering of $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (the “Secured Notes”). The Secured Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. The proceeds of $715 million, the release of $16 million in cash from restrictions, $10 million in borrowings from our Parent (“Junior Mezzanine Loan”) and $9 million in cash on hand, were used to repay the outstanding loan balance under the Secured real estate loans of $600 million plus accrued interest of approximately $1 million, to acquire certain real properties and leasehold interests from Toys-Delaware for $120 million and paid fees of approximately $29 million, including fees payable to the Sponsors pursuant to their advisory agreement (refer to Note 9 entitled “Related party transactions”). Fees paid in connection with the sale of the Secured Notes will be deferred and expensed over the life of the Secured Notes. As a result of the repayment of our secured real estate loan, we expensed approximately $3 million of deferred financing costs. The Junior Mezzanine Loan is amortizing over a three-year period and bears an interest rate of 9.50%.

The Secured Notes are solely the obligation of TRU Propco II and are not guaranteed by Toys “R” Us, Inc. or Toys–Delaware or any of our other subsidiaries. The Secured Notes are secured by the first priority security interests in all of the existing and future real estate properties of TRU Propco II and its interest in the master lease agreement between TRU Propco II as landlord and Toys-Delaware as tenant under the TRU Propco II Master Lease. Those real estate properties and interests in the TRU Propco II Master Lease are not available to satisfy or secure the obligations of the Company or its affiliates, other than the obligations of TRU Propco II under the Secured Notes.

The indenture governing the Secured Notes contains covenants, including, among other things, covenants that restrict the ability of TRU Propco II to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on dividends or make other payments. The indenture governing the Secured Notes also contains covenants that limit the ability of Toys “R” Us, Inc. to cause or permit Toys–Delaware to incur indebtedness or make restricted payments. These covenants are subject to a number of important qualifications and limitations. The Secured Notes may be redeemed, in whole or in part, at any time prior to December 1, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Secured Notes will be redeemable, in whole or in part, at any time on or after December 1, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, prior to December 1, 2013, during each twelve month period commencing December 1, 2009, TRU Propco II may redeem up to 10% of the aggregate principal amount of the Secured Notes at a redemption price equal to 103% of the principal amount of the Secured Notes plus accrued and unpaid interest to the date of redemption. TRU Propco II may also redeem up to 35% of the Secured Notes prior to December 1, 2012, with the net cash proceeds from certain equity offerings, at a redemption price equal to 108.5% of the principal amount of the Secured Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to Toys “R” Us, Inc. or TRU Propco II, TRU Propco II will be required to offer to purchase the Secured Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any to, but not including, the purchase date. Interest on the Secured Notes is payable in cash semi-annually in arrears through maturity on June 1 and December 1 of each year, commencing on June 1, 2010.

Pursuant to a registration rights agreement that TRU Propco II entered into in connection with the offering of the Secured Notes, TRU Propco II is required to use our reasonable efforts to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register notes that would have substantially identical terms as the Secured Notes, and consummate an exchange offer for such notes within 365 days after November 20, 2009. In the event TRU Propco II fails to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the Secured Notes will increase by 0.25%. The annual interest rate on the Secured Notes will increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to a maximum increase of 0.50%.

Concurrently with the sale of the Secured Notes, MPO sold certain real estate properties and leasehold interests to us for $146 million (the “MPO Sales Transaction”) and our Parent caused MPO to contribute, on its behalf, the remaining properties of MPO to us. TRU Propco II transferred six properties to us, including four distribution centers, and received in exchange a portion of the properties formerly owned by MPO. All inter-company gains realized on the sales of the properties have been eliminated in consolidation. Also in connection with the sale of the Secured Notes, we entered into an Amended and Restated Master Lease Agreement (the “TRU Propco II Master Lease”) under which we will continue to lease properties which were formerly owned by MPO and which are now held by TRU Propco II and continue to lease other properties used in our operations already held by TRU Propco II. See Note 5 entitled “Leases and real estate transactions” and Note 10 entitled “Acquisitions” for further details.

3. Derivative instruments and hedging activities

ASC Topic 815 (“ASC 815”), formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recording of all derivatives as either assets or liabilities on the balance sheet measured at estimated fair value and the recognition of the unrealized gains and losses. The accounting for derivatives depends on the intended use of the derivatives and the resulting designation. In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure.

Cash Flow Hedges

Certain of our derivative contracts qualify as cash flow hedges under ASC 815. The effective portion of a cash flow hedge is recorded to Accumulated other comprehensive (loss) income; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of the hedging relationships on an ongoing basis and recalculate changes in fair values of the derivatives and the underlying hedged items separately. For our derivatives that are designated under ASC 815 as cash flow hedges, we recognized no hedge ineffectiveness for the thirteen and thirty-nine weeks ended October 31, 2009 and November 1, 2008. Reclassifications from Accumulated other comprehensive (loss) income to Interest expense primarily relate to realized Interest expense on interest rate swaps. We do not expect to reclassify any amounts to Interest expense from Accumulated other comprehensive (loss) income in the next 12 months.

Interest Rate Contracts

We have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. In an effort to manage interest rate exposures, we strive to achieve an acceptable balance between fixed and variable rate debt. We enter into interest rate contracts such as interest rate swaps and/or caps to manage interest rate risk in order to reduce our exposure to variability in expected future cash outflows attributable to the changes in LIBOR rates. Our interest rate contracts do not contain credit-risk related contingent features and are subject to master netting arrangements. Our interest rate contracts have various maturity dates through April 2015. A portion of these derivative contracts qualify for hedge accounting as cash flow hedges under ASC 815.

Pursuant to our interest rate risk management strategies, on April 3, 2009, we entered into two new forward-starting interest rate cap agreements to manage our future interest rate exposure. The total amount paid for the caps was $7 million. The two interest rate caps have a combined notional amount of $1.0 billion and are effective on January 4, 2011 and January 3, 2012, respectively. The two interest rate caps mature on April 1, 2015. Both of these caps, including 60% of one of these caps, have been designated as cash flow hedges under ASC 815, hedging the variability of LIBOR-based cash flows above the strike price for each cap.

On May 11, 2009, we extended the interest rate caps on the $600 million notional amount related to the secured real estate loans through the end of the third maturity date extension as required under the terms of the loan agreement. The amount paid to extend the caps was nominal. The interest rate caps manage the variable cash flows associated with changes in the one month LIBOR above 7.00% and have not been designated for hedge accounting under ASC 815.

Foreign Exchange Contracts

We occasionally enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our Canadian subsidiary. In addition, we enter into short-term, cross-currency intercompany loans with other foreign subsidiaries of our Parent as part of our global cash management strategy. We economically hedge these short-term, cross-currency intercompany loans with foreign currency forward contracts. As a result, changes in the value of these derivatives are recorded on the Condensed Consolidated Statements of Operations in Interest expense.

Our foreign exchange contracts contain some credit-risk related contingent features and are subject to master netting arrangements. These derivative contracts are not designated as hedges under ASC 815 and typically mature within 12 months. These agreements contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. We are not required to post collateral for these contracts.

The following table sets forth the net impact of the effective portion of derivatives on Accumulated other comprehensive (loss) income on our Condensed Consolidated Statements of Stockholder’s Equity for the thirty-nine weeks ended October 31, 2009 and November 1, 2008:

	39 Weeks Ended
(In millions)	October 31, 2009	November 1, 2008
Derivatives qualified as cash flow hedges under ASC 815:
Interest Rate Contracts	$2	$5

The following table sets forth the impact of derivatives on Interest expense on our Condensed Consolidated Statements of Operations for the thirteen and thirty-nine weeks ended October 31, 2009 and November 1, 2008:

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Derivatives not qualified for hedge accounting under ASC 815:
Gain on the change in fair value - Interest Rate Contracts	$—	$—	$1	$—
Loss on the change in fair value - Foreign Exchange Contracts	—	—	(6)	(1)

	—	—	(5)	(1)
Derivatives qualified as cash flow hedges under ASC 815:
Loss reclassified from Accumulated other comprehensive (loss) income (effective portion) - Interest Rate Contracts	—	(1)	—	(8)

Total Interest expense	$—	$(1)	$(5)	$(9)

The following table contains the notional amounts and the related fair values of our derivatives included within our Condensed Consolidated Balance Sheets:

	October 31, 2009		January 31, 2009		November 1, 2008
(In millions)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
Interest Rate Contracts that qualify as cash flow hedges under ASC 815:
Other assets	$800	$9	$—	$—	$600	—

Interest Rate Contracts not qualified for hedge accounting under ASC 815:
Prepaid expenses and other current assets	$1,200	$—	$691	$—	$691	$—
Other assets	200	2	600	—	—	—

Foreign Currency Contracts not qualified for hedge accounting under ASC 815:
Prepaid expenses and other current assets	$14	$—			$24	$1
Accrued expenses and other current liabilities	7	(1)	—	—	20	(1)

Total derivative contracts outstanding:
Prepaid expenses and other current assets	$1,214	$—	$691	$—	$715	$1
Other assets	1,000	11	600	—	600	—

Total derivative assets(1)	$2,214	$11	$1,291	$—	$1,315	$1

Accrued expenses and other current liabilities	$7	$(1)	$—	$—	$20	$(1)

Total derivative liabilities(1)	$7	$(1)	$—	$—	$20	$(1)

(1)	Refer to Note 4 entitled “Fair value measurements” for the fair value of our derivative instruments classified within the fair value hierarchy.

4. Fair value measurements

On February 1, 2009 and February 3, 2008, we adopted ASC Topic 820 (“ASC 820”), formerly SFAS No. 157, “Fair Value Measurements” for nonfinancial assets and liabilities, and financial assets and liabilities, respectively. ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). ASC 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

Derivative Financial Instruments

Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities.

To comply with the provisions of ASC 820, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although certain inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default. Based on this mixed input valuation, we classify the derivatives based on the lowest level in the fair value hierarchy that is significant. As of October 31, 2009, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified as a Level 2 within the fair value hierarchy, the balance of which was a net asset of $10 million and a net liability of a nominal amount as of October 31, 2009 and November 1, 2008, respectively.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Derivative financial instruments	$—	$10	$—	$10

Balance at October 31, 2009	$—	$10	$—	$10

Derivative financial instruments	$—	$—	$—	$—

Balance at January 31, 2009	$—	$—	$—	$—

Derivative financial instruments	$—	$—	$—	$—

Balance at November 1, 2008	$—	$—	$—	$—

5. Leases and real estate transactions

The Company leases a substantial portion of the retail locations used in its operations from an affiliate, Toys “R” Us Property Company I, LLC (“TRU Propco I”), under a master lease agreement. On July 9, 2009, we entered into an Amended and Restated Master Lease Agreement (the “TRU Propco I Master Lease”) under which the previous agreement was amended and restated. Among other changes from the previous master lease agreement, the term of the TRU Propco I Master Lease was extended through June 30, 2029 except with respect to any property that is ground or space leased from a third party landlord to TRU Propco I with a term expiring prior to such date. In addition, we purchased the ownership and leasehold interests in 25 properties (the “Transferred Properties”) which were subject to the previous agreement, and as such, have been excluded from the TRU Propco I Master Lease (see further explanation, below). Effective July 9, 2009, base rents under the TRU Propco I Master Lease increased by approximately 10.38% for all properties subject to the Master Lease and the base rents are scheduled to increase by 10% on July 1, 2014, July 1, 2019 and July 1, 2024. The TRU Propco I Master Lease continues to require that we pay real estate taxes and certain other amounts based upon percentage of sales.

On July 9, 2009, we paid $124 million for the Transferred Properties. We recorded the properties and the related assets and liabilities at TRU Propco I’s carrying value of $63 million. The difference between the historical cost and the amount paid was $61 million and was recorded as Amounts paid in excess of carrying values of net assets acquired, net of tax in the Condensed Consolidated Statements of Stockholder’s Equity.

In addition, during the thirty-nine weeks ended October 31, 2009, we sold idle properties for gross proceeds of $19 million which resulted in gains approximating $6 million. The sales included an idle distribution center which resulted in gross proceeds of $14 million and a gain of $5 million.

Minimum rental commitments under non-cancelable operating leases as well as capital lease obligations as of October 31, 2009 are disclosed in the table below which reflects the impact of the amendment and restatement of the TRU Propco I Master Lease and the exclusion of the Transferred Properties referred to above:

	Operating Leases				Capital Leases
	Gross Minimum Rentals			Net Minimum Rentals
(In millions)	Third Party	Related Party	Sublease Income		Lease Obligations
Remainder of fiscal 2009	$47	$64	$4	$107	$5
Fiscal 2010	189	257	15	431	21
Fiscal 2011	175	244	12	407	21
Fiscal 2012	144	222	9	357	12
Fiscal 2013	127	204	7	324	12
Fiscal 2014 and subsequent	504	2,380	15	2,869	80

Total	$1,186	$3,371	$62	$4,495	$151

Subsequent event

In connection with the offering of the Secured Notes on November 20, 2009 described in Note 2 entitled, “Long-term debt”, we amended and restated the TRU Propco II Master Lease under which we will continue to lease properties which were formerly owned by MPO and which are now owned by TRU Propco II, and continue to lease other properties used in our operations already held by TRU Propco II. Among other changes from the previous master lease agreements, the term of the TRU Propco II Master Lease was extended through January 31, 2030 except with respect to any property that is ground or space leased from a third party landlord to TRU Propco II with a term expiring prior to such date. Effective December 1, 2009, net base rents under the TRU Propco II Master Lease were increased to approximately $91 million per annum and are scheduled to increase by 10% on February 1, 2015, February 1, 2020 and February 1, 2025. The TRU Propco II Master Lease continues to require that we pay real estate taxes and certain other amounts based upon percentage of sales. See Note 2 entitled “Long-term debt” for a description of other real estate transactions related to the Secured Notes offering.

6. Income taxes

The following table summarizes our income tax benefit and effective tax rates for the thirteen and thirty-nine weeks ended October 31, 2009 and November 1, 2008:

	13 Weeks Ended		39 Weeks Ended
($ In millions)	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Loss before income taxes	$(71)	$(108)	$(79)	$(121)
Income tax benefit	29	41	33	53
Effective tax rate	(40.8)%	(38.0)%	(41.8)%	(43.8)%

The effective tax rates for the thirteen and thirty-nine weeks ended October 31, 2009 and November 1, 2008 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented.

Our forecasted annualized effective tax rate was 38.4% for the thirty-nine weeks ended October 31, 2009 compared to 37.9% in the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a decrease in taxable permanent adjustments, an increase in state tax expense, and a change in the mix of earnings between jurisdictions.

For the thirteen weeks ended October 31, 2009, our effective tax rate was impacted by a tax benefit of $2 million attributable to the reversal of deferred tax liabilities associated with the undistributed earnings of one of our non-U.S. subsidiaries as it is management’s intention to reinvest those earnings indefinitely. The benefit was partially offset by a tax expense of less than $1 million related to changes to our liability for uncertain tax positions. For the thirteen weeks ended November 1, 2008, our effective tax rate was impacted by a tax benefit of $2 million related to adjustments to income taxes payable. The benefit was partially offset by a tax expense of $1 million related to changes to our liability for uncertain tax positions.

For the thirty-nine weeks ended October 31, 2009, our effective tax rate was impacted by a tax benefit of $2 million attributable to the reversal of deferred tax liabilities associated with the undistributed earnings of one of our non-U.S. subsidiaries as it is management’s intention to reinvest those earnings indefinitely, a tax benefit of $1 million related to state income taxes and a tax benefit of $1 million related to changes to our liability for uncertain tax positions. For the thirty-nine weeks ended November 1, 2008, our effective tax rate was impacted by a tax benefit of $5 million related to adjustments to deferred taxes, a tax benefit of $5 million related to state tax refunds due to settlements of tax examinations and a tax benefit of $2 million related to adjustments to income taxes payable. The benefits were offset by a tax expense of $2 million related to our liability for uncertain tax positions, and a tax expense of $1 million related to an increase in valuation allowance.

7. Segments

Our reportable segments are: Toys “R” Us-Domestic (“Domestic”), which provides toy and juvenile product offerings in the United States and Puerto Rico; and Toys “R” Us-Canada (“Canada”), which operates in Canada. Domestic and Canada segments are also responsible for their respective internet operations. All intercompany transactions between segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment.

Our percentages of Consolidated Net sales by product category for the thirteen and thirty-nine weeks ended October 31, 2009 and November 1, 2008 were as follows:

	13 Weeks Ended		39 Weeks Ended
	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Juvenile	46.3%	45.2%	47.3%	46.0%
Learning	17.9%	16.5%	15.0%	13.9%
Entertainment	11.1%	14.1%	10.9%	13.5%
Core Toy	12.7%	12.4%	10.9%	10.6%
Seasonal	9.5%	9.3%	13.5%	13.3%
Other	2.5%	2.5%	2.4%	2.7%

Total	100%	100%	100%	100%

A summary of operations by reportable segment is as follows:

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Total Revenues:
Domestic	$1,585	$1,727	$4,822	$5,178
Canada	154	154	420	455

Total Revenues	$1,739	$1,881	$5,242	$5,633

Operating (loss) earnings:
Domestic	$(10)	$(44)	$97	$81
Canada	13	5	31	20
Corporate and other charges	(44)	(38)	(127)	(126)

Operating (loss) earnings	(41)	(77)	1	(25)
Interest expense	(38)	(42)	(101)	(127)
Interest income	8	11	21	31

Loss before income taxes	$(71)	$(108)	$(79)	$(121)

(In millions)	October 31, 2009	January 31, 2009	November 1, 2008
Merchandise inventories:
Domestic	$2,042	$1,165	$2,023
Canada	196	101	173

Total Merchandise inventories	$2,238	$1,266	$2,196

8. Litigation and legal proceedings

On May 21, 2004, we filed a lawsuit against Amazon.com (“Amazon”) and its affiliated companies in the Superior Court of New Jersey, Chancery Division, Passaic County and Amazon subsequently filed a counterclaim against us and our affiliated companies and filed a lawsuit against us in the Superior Court of Washington, King County. We, along with our Parent, entered into a settlement agreement (the “Settlement Agreement”) with Amazon to settle all disputes. All lawsuits were dismissed with prejudice and, pursuant to the terms of the Settlement Agreement, on July 21, 2009, Amazon paid our Parent $51 million.

On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania (the “District Court”) granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with the Company, the “Defendants”) to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. We intend to vigorously defend both cases. Related to those cases, the Federal Trade Commission (“FTC”) notified the Company in April 2009 that the FTC had opened an investigation to confirm the Company’s compliance with a 1998 FTC Final Order that prohibits the Company from, among other things, influencing its suppliers to limit sales of products to other retailers, including price club warehouses. The Company believes it has complied with the FTC Final Order and is cooperating with the FTC.

In addition to the litigation discussed above, we are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, we believe that the ultimate resolution of these current matters will not have a material adverse effect on our Condensed Consolidated Financial Statements taken as a whole.

9. Related party transactions

Transactions with the Sponsors — Our Parent is owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the July 21, 2005 merger and recapitalization transaction. We recorded management and advisory fees of $3 million and $9 million for the thirteen and thirty-nine weeks ended October 31, 2009. We recorded management and advisory fees of $4 million and $10 million for the thirteen and thirty-nine weeks ended November 1, 2008, respectively.

From time to time, the Sponsors or their affiliates may acquire debt or debt securities issued by the Company or its subsidiaries in open market transactions or through loan syndications. These syndicates include affiliates of Vornado Realty Trust and Kohlberg Kravis Roberts & Co. L.P., all equity owners of our Parent. During the thirteen and thirty-nine weeks ended October 31, 2009, the interest amounts paid on such debt and debt securities held by related parties were $2 million and $6 million, respectively. During the thirteen and thirty-nine weeks ended November 1, 2008, the interest amounts paid on such debt and debt securities held by related parties were $3 million and $8 million, respectively. Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details.

Short-term borrowings from Parent — From time to time we enter into short-term intercompany loans with Parent. On July 24, 2009, we borrowed $304 million from our Parent to repay amounts borrowed under our secured revolving credit facility. This short-term intercompany loan matures on December 31, 2009 and bears an interest rate of 4.59%. At October 31, 2009, the balance of these short-term intercompany loans was $292 million. Subsequent to October 31, 2009, we repaid a portion of these short-term inter-company loans resulting in an outstanding balance of $176 million as of December 15, 2009.

Dividend of related party note receivable to Parent — In April 2009, the Company declared a dividend-in-kind in the aggregate amount of $146 million of a receivable from Parent by assigning all of its right, title and interest in and to such receivable from Parent. The receivable had been previously recorded by the Company in connection with advances by the Company to Parent, during fiscals 2007 and 2006 for interest payments made by the Company on Parent’s behalf on Parent’s publicly issued and outstanding notes.

Management Equity Plan Amendment — On June 8, 2009, we and our Parent adopted amendment No. 2 (the “Amendment”) to the Amended and Restated Toys “R” Us, Inc. Management Equity Plan (the “MEP”) in order to modify the vesting provisions for certain tranches of stock options issued under the MEP. The Amendment did not have a material impact on our Condensed Consolidated Financial Statements.

Restrictive Covenant of Related Party — On July 9, 2009, TRU Propco I, an affiliate from whom we lease a substantial portion of the retail locations used in our operations, completed the offering of $950 million aggregate principal amount of senior unsecured 10.75% notes due 2017 (the “Senior Notes”). The Senior Notes are solely the obligation of TRU Propco I and its subsidiaries and are not guaranteed by us. The indenture governing the Senior Notes contains covenants that limit the ability of Parent to cause or permit us to incur indebtedness or make restricted payments.

Real Estate Arrangements with Affiliates — SG&A expenses include lease expense of $84 million and $252 million for the thirteen and thirty-nine weeks ended October 31, 2009, which include reimbursement of expenses of $13 million and $41 million related to these leases, respectively. SG&A expenses include lease expense of $83 million and $248 million for the thirteen and thirty-nine weeks ended November 1, 2008, which include reimbursement of expenses of $13 million and $39 million related to these leases, respectively. Refer to Note 5 entitled “Leases and real estate transactions” for minimum rental commitments under non-cancelable, related party operating leases for further details of the transfers of these properties to affiliates.

Subsequent Event

In connection with the offering of the Secured Notes issued on November 20, 2009, we incurred $7 million in advisory fees to the Sponsors pursuant to the terms of the advisory agreement. Kohlberg Kravis Roberts & Co. L.P. currently holds $28 million of the Secured Notes. Also in connection with the offering of the Secured Notes, we borrowed $10 million from our Parent under the Junior Mezzanine Loan. See Note 2 entitled “Long-term debt” for a description of the transactions related to the Secured Notes offering.

10. Acquisitions

In February 2009, the Company acquired the e-commerce websites eToys.com and BabyUniverse.com as well as the parenting web site ePregnancy.com. Also, in February we acquired the internet domain Toys.com through a separate bankruptcy auction. The acquisitions did not have a material impact on our Condensed Consolidated Financial Statements.

On May 28, 2009, Parent acquired certain business assets of FAO Schwarz, a children’s retailer, and subsequently sold their interest in FAO Schwarz to us on July 2, 2009. As part of the acquisition, the Company will continue to operate the two FAO Schwarz retail stores in New York City and Las Vegas along with the FAO Schwarz e-commerce and catalog businesses. The acquisition did not have a material impact on our Condensed Consolidated Financial Statements.

Subsequent Event

Transfer of Assets Under Common Control of our Parent

Concurrently with the sale of the Secured Notes on November 19, 2009, we acquired substantially all of the assets of MPO, a legal entity under common control of our Parent and those assets are currently held by TRU Propco II. These assets are primarily comprised of the ownership and leasehold interests in 46 retail properties used in our operations (collectively, the “Transferred Properties”). Through November 19, 2009, we leased the Transferred Properties from MPO under a master lease arrangement. As a result of these transactions, we will include in our annual report and each subsequent periodic report, the financial position and results of operations of MPO for all periods presented. The acquisition will have a material impact to our consolidated financial statements. We are currently evaluating the impact that the acquisition of the Transferred Properties, which have a carrying value of approximately $129 million as of the date of acquisition, will have on our consolidated balance sheets, statements of operations, cash flows and statements of stockholder’s equity. The carrying values of the Transferred Properties will be reflected on our balance sheet and amounts paid in excess of the carrying values will be reflected as a decrease in stockholder’s equity, net of tax. Additionally, since we will no longer lease the Transferred Properties from MPO, we anticipate a decrease in related party rent expense. The ownership of the properties will also result in an increase in depreciation expense.

11. Recent accounting pronouncements

In October 2009, the FASB issued ASU No. 2009-13, “Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”) which represents an update to ASC Topic 605. ASU 2009-13 establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. This update is effective prospectively for revenue arrangements entered into or materially modified for fiscal years beginning on or after June 15, 2010 and early adoption is permitted. We are currently assessing the impact that ASU 2009-13 will have on our Condensed Consolidated Financial Statements.

In August 2009, the FASB issued ASU No. 2009-05, “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value” (“ASU 2009-05”) which represents an update to ASC 820. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This update is effective for the first reporting period (including interim periods) beginning after issuance. We are currently assessing the impact that ASU 2009-05 will have on our Condensed Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FIN 46(R)” (“SFAS 167”), which has not yet been incorporated into the Codification. SFAS 167 modifies how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. In addition, a reporting entity will be required to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective at the start of the first fiscal year beginning after November 15, 2009. We are currently assessing the impact that SFAS 167 will have on our Condensed Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets” (“SFAS 166”), which has not yet been incorporated into the Codification. SFAS 166 will require more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special purpose entity”, changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective at the start of the first fiscal year beginning after November 15, 2009. We are currently assessing the impact that SFAS 166 will have on our Condensed Consolidated Financial Statements.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us – Delaware, Inc. and subsidiaries, a Delaware corporation, except as expressly indicated or unless the context otherwise requires. The Company is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”). The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This MD&A should be read in conjunction with our Condensed Consolidated Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business

We generate sales, earnings, and cash flows by retailing merchandise in our juvenile, learning, entertainment, core toy and seasonal product categories in the United States, Puerto Rico and Canada. Our reportable segments are: Toys “R” Us-Domestic (“Domestic”), which provides toy and juvenile product offerings in 850 stores in 49 states and Puerto Rico; and Toys “R” Us-Canada (“Canada”), which sells a variety of products in the juvenile, learning, entertainment, core toy and seasonal product categories through 69 stores. Domestic and Canada segments are also responsible for their respective internet operations.

Financial Performance

As discussed in more detail in this MD&A, the following financial data presents an overview of our financial performance for the thirteen and thirty-nine weeks ended October 31, 2009 compared with the thirteen and thirty-nine weeks ended November 1, 2008:

	13 Weeks Ended		39 Weeks Ended
($ In millions)	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Total revenues (decline) growth (versus prior year)	(7.5)%	1.4%	(6.9)%	3.9%
Gross margin as a percentage of Total revenues	35.9%	34.0%	36.6%	35.8%
Selling, general and administrative expenses as a percentage of Total revenues	36.4%	36.0%	34.2%	34.0%
Net loss	$(42)	$(67)	$(46)	$(68)

Total revenues for the thirteen and thirty-nine weeks ended October 31, 2009 decreased due to decreased comparable store net sales across our segments driven largely by reduced demand for gaming systems and accessories and the overall slowdown in the economy.

Gross margin as a percentage of Total revenues for the thirteen and thirty-nine weeks ended October 31, 2009 increased primarily as a result of the improvements in sales mix away from lower margin products. Additionally, for the thirteen weeks ended October 31, 2009, decreases in promotional events within our Domestic segment had a favorable impact on gross margin primarily due to the shift of the “Big Book” promotional circular release from the last week of the third quarter in fiscal 2008 to the first week of the fourth quarter in fiscal 2009 which resulted in less discounts on merchandise sold in the quarter.

Selling, general and administrative expenses (“SG&A”) as a percentage of Total revenues for the thirteen and thirty-nine weeks ended October 31, 2009 increased primarily due to the fact that Total revenues decreased at a greater rate than the decrease in SG&A. Total SG&A expenses decreased from the prior year periods primarily due to initiatives to reduce overall operating expenses.

Net loss for the thirteen weeks ended October 31, 2009 decreased primarily due to a reduction in SG&A, partially offset by a decrease in Gross margin dollars due to lower Total revenues. Net loss for the thirty-nine weeks ended October 31, 2009 decreased primarily due to a reduction in SG&A and a decrease in net interest expense, partially offset by a decrease in Gross margin dollars due to lower Total revenues and a decrease in Income tax benefit.

Comparable Store Net Sales

We include, in computing comparable store net sales, stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. We include sales from our online business because we believe this combined measure represents a more useful disclosure in light of our fully integrated business.

Comparable stores generally include:

•	stores that have been remodeled while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes; and

•	stores that have expanded within their current locations.

By measuring the year-over-year sales of merchandise in the stores that have a history of being open for a full comparable 56 weeks or more, we can better gauge how the core store base is performing since it excludes store openings and closings.

Various factors affect comparable store net sales, including the number of stores we open or close, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of our releases of new merchandise and promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on an annual, quarterly and monthly basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.

The following table discloses our comparable store net sales performance for the thirteen and thirty-nine weeks ended October 31, 2009 and November 1, 2008:

	13 Weeks Ended		39 Weeks Ended
	October 31, 2009 vs. 2008	November 1, 2008 vs. 2007	October 31, 2009 vs. 2008	November 1, 2008 vs. 2007
Domestic	(9.3)%	1.1%	(7.3)%	2.2%
Canada	(5.4)%	1.3%	(0.8)%	1.5%

Store Count by Segment

	Segment Store Count
	October 31, 2009	November 1, 2008	Change
Domestic (1)	850	845	5
Canada (2)	69	67	2

Total (3)	919	912	7

(1)

Store count as of October 31, 2009 includes 63 side-by-side stores, 26 “R” Superstores, 13 BRU Express stores and 64 Juvenile Expansions. As of November 1, 2008, there were 49 side-by-side stores, 17 “R” Superstores, 12 BRU Express stores and 63 Juvenile Expansions.

(2)	Store count includes 33 and 31 side-by-side stores as of October 31, 2009 and November 1, 2008, respectively.
(3)

Pop-up stores are temporary locations (six months or less) that will supplement our seasonal business during our prime selling season. Due to the temporary nature of these locations, we have not included them in our overall store count. As of October 31, 2009, we had 73 Pop-up stores domestically.

Net Loss

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 31, 2009	November 1, 2008	Change	October 31, 2009	November 1, 2008	Change
Net loss	$(42)	$(67)	$25	$(46)	$(68)	$22

The decrease in Net loss for the thirteen weeks ended October 31, 2009 was primarily due to a reduction in SG&A of $45 million resulting primarily from initiatives to reduce operating expenses, partially offset by a decrease in Gross margin of $15 million due to lower Total revenues.

The decrease in Net loss for the thirty-nine weeks ended October 31, 2009 was primarily due to a reduction in SG&A of $118 million resulting primarily from initiatives to reduce operating expenses and a decrease in net interest expense of $16 million. These decreases were partially offset by a decrease in Gross margin of $96 million due to lower Total revenues and a decrease in Income tax benefit of $20 million.

Total Revenues

	13 Weeks Ended
					Percentage of Total Revenues
($ In millions)	October 31, 2009	November 1, 2008	$ Change	% Change	October 31, 2009	November 1, 2008
Domestic	$1,585	$1,727	$(142)	(8.2)%	91.1%	91.8%
Canada	154	154	—	—	8.9%	8.2%

Total revenues	$1,739	$1,881	$(142)	(7.5)%	100.0%	100.0%

For the thirteen weeks ended October 31, 2009, Total revenues decreased by $142 million, or 7.5% to $1,739 million from $1,881 million for the same period last year. Total revenues for the thirteen weeks ended October 31, 2009 included the impact of foreign currency translation that increased Total revenues by approximately $4 million.

Excluding the impact of foreign currency translation, Total revenues for the thirteen weeks ended October 31, 2009 decreased primarily due to decreased comparable store net sales across both our segments. Comparable store net sales have been impacted by the overall slowdown in the economy, which contributed to a decrease in the number of transactions at both of our segments and a lower average transaction amount at our Domestic segment. Partially offsetting these decreases was an increase in the average transaction amount at our Canada segment.

Total revenues for the thirteen weeks ended October 31, 2009 and November 1, 2008 included $19 million and $24 million, respectively, of licensing fees charged to our Parent’s foreign affiliates.

	39 Weeks Ended
					Percentage of Total Revenues
($ In millions)	October 31, 2009	November 1, 2008	$ Change	% Change	October 31, 2009	November 1, 2008
Domestic	$4,822	$5,178	$(356)	(6.9)%	92.0%	91.9%
Canada	420	455	(35)	(7.7)%	8.0%	8.1%

Total revenues	$5,242	$5,633	$(391)	(6.9)%	100.0%	100.0%

For the thirty-nine weeks ended October 31, 2009, Total revenues decreased by $391 million, or 6.9% to $5,242 million from $5,633 million for the same period last year. Total revenues for the thirty-nine weeks ended October 31, 2009 included the impact of foreign currency translation which decreased Total revenues by approximately $43 million.

Excluding the impact of foreign currency translation, Total revenues for the thirty-nine weeks ended October 31, 2009 decreased primarily due to decreased comparable store net sales. Comparable store net sales have been impacted by the overall slowdown in the economy, which contributed to a decrease in the number of transactions at both of our segments and a lower average transaction amount at our Domestic segment. Partially offsetting these decreases was an increase in the average transaction amount at our Canada segment.

Total revenues for the thirty-nine weeks ended October 31, 2009 and November 1, 2008 included $51 million and $70 million, respectively, of licensing fees charged to our Parent’s foreign affiliates.

Domestic

Total revenues for the Domestic segment decreased by $142 million, or 8.2% to $1,585 million for the thirteen weeks ended October 31, 2009, compared with $1,727 million in the same period last year. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 9.3% including decreased sales in the thirteen weeks ended October 31, 2009 due to the shift of the “Big Book” promotional circular release from the last week of the third quarter in fiscal 2008 to the first week of the fourth quarter in fiscal 2009.

The decrease in comparable store net sales resulted primarily from a decrease in our entertainment category as well as decreases in our juvenile category, which were all affected by the overall slowdown in the economy. The decrease in our entertainment category was driven by a slowdown in demand for certain game systems and related accessories as well as fewer new software releases. Sales in the juvenile category decreased primarily as a result of the phasing out of certain size apparel offerings and declines in sales of higher priced items such as baby gear, furniture and bedding. Partially offsetting the overall decline in comparable store net sales were increases in sales from our stores that were recently opened or converted to our side-by-side and “R” superstore formats, and increased sales of consumables from expanded product offerings, such as Health and Beauty Aids.

Total revenues for the Domestic segment decreased by $356 million, or 6.9% to $4,822 million for the thirty-nine weeks ended October 31, 2009, compared with $5,178 million in the same period last year. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 7.3% including decreased sales in the thirty-nine weeks ended October 31, 2009 due to the shift of the “Big Book” promotional circular release from the last week of the third quarter in fiscal 2008 to the first week of the fourth quarter in fiscal 2009.

The decrease in comparable store net sales resulted primarily from a decrease in our entertainment category as well as decreases in our juvenile and seasonal categories, which were all affected by the overall slowdown in the economy. The decrease in our entertainment category was driven by a slowdown in demand for certain game systems and related accessories as well as well as fewer new software releases. The juvenile category decreased primarily as a result of the phasing out of certain size apparel offerings and declines in sales of higher priced items such as baby gear, furniture and bedding. Sales of seasonal products, such as outdoor play equipment decreased primarily due to cooler weather. Partially offsetting the overall decline in comparable store net sales were increases in sales from our stores that were recently opened or converted to our side-by-side and “R” superstore formats, and increased sales of consumables from expanded product offerings, such as Health and Beauty Aids.

Canada

Total revenues for the Canada segment for the thirteen weeks ended October 31, 2009 and November 1, 2008 remained unchanged at $154 million. Foreign currency translation favorably impacted Total revenues by $4 million. Comparable store net sales decreased 5.4% compared with the same period last year.

The decrease in comparable store net sales resulted primarily from a decrease in our entertainment category which was primarily driven by a slowdown in demand for certain game systems and related accessories as well as fewer new software releases. The decrease was partially offset by increased sales in our juvenile category. The increase in our juvenile category was primarily due to the conversion of certain stores to our side-by-side format which increased square footage devoted to juvenile products within traditional toy stores.

Total revenues for the Canada segment decreased by $35 million, or 7.7% to $420 million for the thirty-nine weeks ended October 31, 2009, compared with $455 million in the same period last year. Foreign currency translation accounted for approximately $43 million of the decrease. Comparable store net sales decreased 0.8% compared with the same period last year.

The decrease in comparable store net sales resulted primarily from a decrease in our entertainment category which was primarily driven by a slowdown in demand for certain game systems and related accessories as well as fewer new software releases. The decrease was partially offset by an increase in our juvenile category primarily as a result of the conversion of certain stores to our side-by-side format which increased square footage devoted to juvenile products within traditional toy stores, as well as increases in our learning category primarily as a result of increased sales of developmental toys and games.

Cost of Sales and Gross Margin

We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.

The following costs are included in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.

	13 Weeks Ended
($ In millions)	October 31, 2009	November 1, 2008	$ Change	Percentage of Total Revenues
				October 31, 2009	November 1, 2008	Change
Domestic	$567	$586	$(19)	35.8%	33.9%	1.9%
Canada	58	54	4	37.7%	35.1%	2.6%

Total Gross margin	$625	$640	$(15)	35.9%	34.0%	1.9%

Gross margin, as a percentage of Total revenues, increased by 1.9 percentage points and decreased $15 million for the thirteen weeks ended October 31, 2009, compared with the same period last year. Foreign currency translation accounted for approximately $1 million of the increase in Gross margin. Gross margin, as a percentage of Total revenues, was impacted by improvements in sales mix away from lower margin products.

	39 Weeks Ended
($ In millions)	October 31, 2009	November 1, 2008	$ Change	Percentage of Total Revenues
				October 31, 2009	November 1, 2008	Change
Domestic	$1,761	$1,850	$(89)	36.5%	35.7%	0.8%
Canada	158	165	(7)	37.6%	36.3%	1.3%

Total Gross margin	$1,919	$2,015	$(96)	36.6%	35.8%	0.8%

Gross margin, as a percentage of Total revenues, increased by 0.8 percentage points and decreased $96 million for the thirty-nine weeks ended October 31, 2009, compared with the same period last year. Foreign currency translation accounted for approximately $16 million of the decrease. Gross margin, as a percentage of Total revenues, was impacted by improvements in sales mix away from lower margin products.

Domestic

Gross margin decreased by $19 million to $567 million for the thirteen weeks ended October 31, 2009, compared with $586 million in the same period last year. Gross margin, as a percentage of Total revenues, for the thirteen weeks ended October 31, 2009 increased by 1.9 percentage points.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix away from lower margin products such as video game hardware, and improvements in margin on full price and clearance sales of seasonal and core toy products. Additionally, decreases in promotional events had a favorable impact on gross margin primarily due to the shift of the “Big Book” promotional circular release from the last week of the third quarter in fiscal 2008 to the first week of the fourth quarter in fiscal 2009 which resulted in less discounts on merchandise sold during the quarter. These increases were partially offset by increased sales of lower margin consumables.

Gross margin decreased by $89 million to $1,761 million for the thirty-nine weeks ended October 31, 2009, compared with $1,850 million in the same period last year. Gross margin, as a percentage of Total revenues, for the thirty-nine weeks ended October 31, 2009 increased by 0.8 percentage points.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix away from lower margin products such as video game hardware and improvements in margin of apparel products due to a reduction in the use of clearance pricing. Additionally, we experienced improvements in margin on full price and clearance sales of seasonal and core toy products. These increases were partially offset by increased sales of lower margin consumables.

Canada

Gross margin increased by $4 million to $58 million for the thirteen weeks ended October 31, 2009, compared with $54 million in the same period last year. Foreign currency translation accounted for approximately $1 million of the increase. Gross margin, as a percentage of Total revenues, for the thirteen weeks ended October 31, 2009 increased by 2.6 percentage points.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from a change in sales mix toward sales of higher margin juvenile and learning products as well as decreased sales of lower margin video game hardware compared with the same period last year.

Gross margin decreased by $7 million to $158 million for the thirty-nine weeks ended October 31, 2009, compared with $165 million in the same period last year. Foreign currency translation accounted for approximately $16 million of the decrease. Gross margin, as a percentage of Total revenues, for the thirty-nine weeks ended October 31, 2009 increased by 1.3 percentage points.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from a change in sales mix toward sales of higher margin juvenile products as well as decreased sales of lower margin video game hardware compared to the same period last year.

Selling, General and Administrative Expenses (SG&A)

The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising expenses;

•	costs associated with operating our distribution network, including costs related to moving merchandise from distribution centers to stores; and

•	other corporate-related expenses.

	13 Weeks Ended
($ In millions)	October 31, 2009	November 1, 2008	$ Change	Percentage of Total Revenues
				October 31, 2009	November 1, 2008	Change
Toys-Delaware	$633	$678	$(45)	36.4%	36.0%	0.4%

SG&A decreased $45 million to $633 million for the thirteen weeks ended October 31, 2009, compared to $678 million for the same period last year. Foreign currency translation accounted for approximately a $1 million increase. As a percentage of Total revenues, SG&A increased by 0.4 percentage points.

Excluding the impact of foreign currency translation, the decrease in SG&A resulted primarily from initiatives to reduce overall operating expenses, including compensation, professional fees and transportation costs. These decreases were partially offset by the increase in store occupancy costs primarily due to the acquisition of two FAO Schwarz retail stores and the implementation of our Pop-Up store strategy.

	39 Weeks Ended
($ In millions)	October 31, 2009	November 1, 2008	$ Change	Percentage of Total Revenues
				October 31, 2009	November 1, 2008	Change
Toys-Delaware	$1,795	$1,913	$(118)	34.2%	34.0%	0.2%

SG&A decreased $118 million to $1,795 million for the thirty-nine weeks ended October 31, 2009, compared with $1,913 million for the same period last year. Foreign currency translation accounted for approximately $12 million of the decrease. As a percentage of Total revenues, SG&A increased by 0.2 percentage points.

Excluding the impact of foreign currency translation, the decrease in SG&A resulted primarily from initiatives to reduce overall operating expenses, including compensation, professional fees and transportation costs.

Depreciation and Amortization

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 31, 2009	November 1, 2008	Change	October 31, 2009	November 1, 2008	Change
Toys-Delaware	$51	$53	$(2)	$163	$168	$(5)

Depreciation and amortization decreased by $2 million to $51 million for the thirteen weeks ended October 31, 2009, compared with $53 million in the same period last year.

Depreciation and amortization decreased by $5 million to $163 million for the thirty-nine weeks ended October 31, 2009, compared with $168 million for the same period last year. Foreign currency translation accounted for approximately $1 million of the decrease along with the addition of fewer new wholly-owned stores and store relocations due to the curtailment of capital spending during the year.

Other Income, Net

In fiscal 2009, Toys-Delaware has included certain other income and expense items in Other income, net in our Condensed Consolidated Statements of Operations. For the thirteen and thirty-nine weeks ended November 1, 2008, such income and expense items were not material and reported as a component of SG&A. Accordingly, prior period amounts have been corrected or reclassified to conform with our current year presentation. The change had no effect on the Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows and Condensed Consolidated Statements of Stockholder’s Equity as previously presented.

Other income, net includes the following:

•	gift card breakage;

•	credit card program income;

•	impairment losses on long-lived assets;

•	foreign exchange gains and losses;

•	gains on sales of properties; and

•	other operating income and expenses.

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 31, 2009	November 1, 2008	Change	October 31, 2009	November 1, 2008	Change
Toys-Delaware	$18	$14	$4	$40	$41	$(1)

Other income, net increased by $4 million to $18 million for the thirteen weeks ended October 31, 2009, compared with $14 million for the same period last year. The increase resulted primarily from gains of $5 million from the sales of properties during the third quarter of fiscal 2009.

Other income, net decreased by $1 million to $40 million for the thirty-nine weeks ended October 31, 2009, compared with $41 million for the same period last year. The decrease was primarily due to a $6 million impairment loss on long-lived assets in the thirty-nine weeks ended October 31, 2009, offset by gains of $5 million from the sales of properties during the third quarter of fiscal 2009.

Interest Expense

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 31, 2009	November 1, 2008	Change	October 31, 2009	November 1, 2008	Change
Toys-Delaware	$38	$42	$(4)	$101	$127	$(26)

Interest expense decreased by $4 million and $26 million, respectively, for the thirteen and thirty-nine weeks ended October 31, 2009 compared to the same period last year primarily due to lower effective interest rates.

Interest expense will increase in the future due to the issuance of the $725 million of 8.50% Senior Secured Notes by Toys “R” Us Property Company II, LLC (“TRU Propco II”) on November 20, 2009, and the repayment of the $600 million secured real estate loans which had an interest rate of LIBOR plus a margin.

Interest Income

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 31, 2009	November 1, 2008	Change	October 31, 2009	November 1, 2008	Change
Toys-Delaware	$8	$11	$(3)	$21	$31	$(10)

Interest income decreased by $3 million and $10 million, respectively, for the thirteen and thirty-nine weeks ended October 31, 2009 compared to the same periods last year due to lower effective interest rates.

Income Tax Benefit

The following table summarizes Toys-Delaware’s income tax benefit and effective tax rates for the thirteen and thirty-nine weeks ended October 31, 2009 and November 1, 2008:

	13 Weeks Ended		39 Weeks Ended
($ In millions)	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Loss before income taxes	$(71)	$(108)	$(79)	$(121)
Income tax benefit	29	41	33	53
Effective tax rate	(40.8)%	(38.0)%	(41.8)%	(43.8)%

The effective tax rates for the thirteen and thirty-nine weeks ended October 31, 2009 and November 1, 2008 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented.

Our forecasted annualized effective tax rate was 38.4% for the thirty-nine weeks ended October 31, 2009 compared to 37.9% in the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a decrease in taxable permanent adjustments, an increase in state tax expense, and a change in the mix of earnings between jurisdictions.

For the thirteen weeks ended October 31, 2009, our effective tax rate was impacted by a tax benefit of $2 million attributable to the reversal of deferred tax liabilities associated with the undistributed earnings of one of our non-U.S. subsidiaries as it is management’s intention to reinvest those earnings indefinitely. The benefit was partially offset by a tax expense of less than $1 million related to changes to our liability for uncertain tax positions. For the thirteen weeks ended November 1, 2008, our effective tax rate was impacted by a tax benefit of $2 million related to adjustments to income taxes payable. The benefit was partially offset by a tax expense of $1 million related to changes to our liability for uncertain tax positions.

For the thirty-nine weeks ended October 31, 2009, our effective tax rate was impacted by a tax benefit of $2 million attributable to the reversal of deferred tax liabilities associated with the undistributed earnings of one of our non-U.S. subsidiaries as it is management’s intention to reinvest those earnings indefinitely, a tax benefit of $1 million related to state income taxes and a tax benefit of $1 million related to changes to our liability for uncertain tax positions. For the thirty-nine weeks ended November 1, 2008, our effective tax rate was impacted by a tax benefit of $5 million related to adjustments to deferred taxes, a tax benefit of $5 million related to state tax refunds due to settlements of tax examinations and a tax benefit of $2 million related to adjustments to income taxes payable. The benefits were offset by a tax expense of $2 million related to our liability for uncertain tax positions, and a tax expense of $1 million related to an increase in valuation allowance.

Liquidity and Capital Resources

Overview

As of October 31, 2009, we were in compliance with all of our covenants related to our outstanding debt. On June 24, 2009, we amended and restated the credit agreement for our $2.0 billion secured revolving credit facility, which extended the maturity date on a portion of the facility and amended certain other provisions. As amended, the facility was bifurcated into a $1,526 million tranche maturing on May 21, 2012 and a $517 million tranche expiring July 21, 2010. At October 31, 2009, we had $419 million of outstanding borrowings, a total of $116 million of outstanding letters of credit and had excess availability of $1,263 million. This amount is also subject to a minimum availability covenant, which was $270 million at October 31, 2009, with a remaining net availability of $993 million in excess of the covenant. On November 13, 2009, we partially exercised the accordion feature of our secured revolving credit facility, increasing the credit available, subject to borrowing base restrictions, from $2,043 million to $2,148 million.

Due to the deterioration in the credit markets, some financial institutions have reduced and, in certain cases, ceased to provide funding to borrowers. We are dependent on the loans provided by our lenders to support our working capital needs and capital expenditures. Currently we have funds available to finance our operations under our secured revolving credit facility, which expires in May 2012. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy, failure, collapse or sale. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative impact on our results of operations.

In general, we primarily use cash for working capital purposes, including purchasing inventory, servicing debt, financing construction of new stores, remodeling existing stores, and paying expenses to operate our stores. We will consider additional sources of financing to fund our long-term growth. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the holiday selling season. Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and our revolving credit facility.

On July 9, 2009, Toys “R” Us Property Company I, LLC (“TRU Propco I”), an affiliate from whom we lease a substantial portion of the retail locations used in our operations, completed the offering of $950 million aggregate principal amount of senior unsecured 10.75% notes due 2017 (the “Senior Notes”). The Senior Notes are solely the obligation of TRU Propco I and its subsidiaries and are not guaranteed by us. The indenture governing the Senior Notes contains covenants that limit the ability of Parent to cause or permit us to incur indebtedness or make restricted payments.

Although we believe that cash generated from operations, along with our existing cash and revolving credit facility, will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, continued world-wide financial market disruption may have a negative impact on our financial performance and position in the future. We believe that we have the ability to repay or refinance our current outstanding borrowings maturing within the next 12 months.

	39 Weeks Ended
($ In millions)	October 31, 2009	November 1, 2008	$ Change	% Change
Net cash used in operating activities	$(406)	$(338)	$(68)	(20.1)%
Net cash used in investing activities	(320)	(172)	(148)	(86.0)%
Net cash provided by financing activities	516	364	152	41.8%
Effect of exchange rate changes on cash and cash equivalents	1	(1)	2	200.0%

Net decrease during period in cash and cash equivalents	$(209)	$(147)	$(62)	(42.2)%

Cash Flows Used in Operating Activities

During the thirty-nine weeks ended October 31, 2009, net cash used in operating activities was $406 million compared with $338 million used in operating activities during the thirty-nine weeks ended November 1, 2008. The $68 million increase in cash used in operating activities was primarily due to a reduction in gross margin dollars due to lower Net sales and increased purchases of merchandise inventories, partially offset by a reduction in SG&A predominantly attributable to initiatives to reduce overall operating expenses and decreased payments for income taxes.

Cash Flows Used in Investing Activities

During the thirty-nine weeks ended October 31, 2009, net cash used in investing activities was $320 million compared with net cash used in investing activities of $172 million for the thirty-nine weeks ended November 1, 2008. The increase in net cash used was primarily the result of an increase of $139 million in advances to our Parent, cash proceeds from the sale of $101 million in short-term investments received in the prior year and $63 million paid to purchase properties from TRU Propco I at historical cost. Partially offsetting these increases were a $121 million reduction in capital expenditures and a $37 million reduction in loans made to affiliates as compared to the prior year period.

Our capital expenditures are primarily for financing construction of new stores, remodeling existing stores, as well as to improve and enhance our information technology systems. In addition, we have executed several small e-commerce acquisitions and have acquired other strategic assets. Due to the current economic environment, we will continue to prudently curtail our capital spending for the foreseeable future, including a reduction in budgeted capital spending in fiscal 2009 of approximately 50% over fiscal 2008 amounts.

Cash Flows Provided by Financing Activities

During the thirty-nine weeks ended October 31, 2009, net cash provided by financing activities was $516 million compared with net cash provided by financing activities of $364 million for the thirty-nine weeks ended November 1, 2008. The increase in net cash provided by financing activities was primarily due to a net increase of $351 million in net borrowings, offset by $89 million in distributions paid to our Parent, $61 million paid to TRU Propco I in excess of carrying values of net assets acquired and $49 million in debt issuance costs associated with the amended and restated credit agreement on our $2.0 billion secured revolving credit facility.

Debt

During the thirty-nine weeks ended October 31, 2009, we made the following changes to our debt structure:

We exercised the third maturity date extension option on the $600 million secured real estate loans which extended the maturity date of the loans from August 9, 2009 to August 9, 2010. Additionally, on November 20, 2009, all of the outstanding borrowings, plus accrued and unpaid interest, under the loan and security agreements and related mezzanine loans were repaid in connection with the offering of the Secured Notes described below.

On June 24, 2009, we amended and restated the credit agreement for their $2.0 billion five-year secured revolving credit facility in order to extend the maturity date of a portion of the facility and amend certain other provisions. The facility as amended provides for a bifurcation of the prior facility into a $1,526 million tranche maturing on May 21, 2012 and bearing a tiered floating interest rate of LIBOR plus a margin of between 3.75%- 4.25% depending on availability, and a $517 million tranche expiring on July 21, 2010 and continuing to bear a tiered floating interest rate of LIBOR plus a margin of between 1.00%-2.00% depending on availability (the “first in last out” tranche bearing a tiered floating interest rate of LIBOR plus a margin of 3.75% was eliminated). At October 31, 2009, we had $419 million of outstanding borrowings, a total of $116 million of outstanding letters of credit and had excess availability of $1,263 million. This amount is also subject to a minimum availability covenant, which was $270 million at October 31, 2009, with a remaining net availability of $993 million in excess of the covenant. Outstanding borrowings under this facility are considered to be long-term since they may be refinanced under the tranche maturing on May 21, 2012.

On November 20, 2009, TRU Propco II, formerly known as Giraffe Properties, LLC, a wholly-owned subsidiary, completed the offering of $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (the “Secured Notes”). The Secured Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. The proceeds of $715 million, the release of $16 million in cash from restrictions, $10 million in borrowings from our Parent (“Junior Mezzanine Loan”) and $35 million in cash on hand, were used to repay the outstanding loan balance under the secured real estate loan agreement of $600 million plus accrued interest of approximately $1 million, to acquire certain real properties and leasehold interests from an affiliate, MPO Properties, LLC (“MPO”) for $146 million (the “MPO Sales Transaction”) and paid fees of approximately $29 million, including fees payable to the Sponsors pursuant to their advisory agreement. Fees paid in connection with the sale of the Secured Notes will be deferred and expensed over the life of the Secured Notes. As a result of the repayment of our secured real estate loan, we expensed approximately $3 million of deferred financing costs. The Junior Mezzanine Loan is amortizing over a three-year period and bears an interest rate of 9.50%. The Secured Notes are solely the obligation of TRU Propco II and are not guaranteed by our Parent or us. The Secured Notes are solely the obligation of TRU Propco II and are not guaranteed by Toys “R” Us, Inc. or Toys–Delaware or any of our other subsidiaries. The Secured Notes are secured by the first priority security interests in all of the existing and future real estate properties of TRU Propco II and its interest in the master lease agreement between TRU Propco II as landlord and Toys-Delaware as tenant (the “TRU Propco II Master Lease”). Those real estate properties and interests in the TRU Propco II Master Lease are not available to satisfy or secure the obligations of the Company or its affiliates, other than the obligations of TRU Propco II under the Secured Notes.

Contractual Obligations and Commitments

Our contractual obligations consist mainly of payments related to Long-term debt and related interest, operating leases related to real estate used in the operation of our business and product purchase obligations. There has been no significant change in our contractual obligations and commitments during the thirty-nine weeks ended October 31, 2009 except as noted above and below.

The Company leases a substantial portion of the retail locations used in its operations from an affiliate, TRU Propco I, under a master lease agreement. On July 9, 2009, we entered into an Amended and Restated Master Lease Agreement (the “TRU Propco I Master Lease”) under which the previous agreement was amended and restated. Among other changes from the previous agreement, the term of the TRU Propco I Master Lease was extended through June 30, 2029. In addition, we purchased the ownership and leasehold interests in 25 properties (the “Transferred Properties”) which were subject to the previous agreement, and as such, have been excluded from the TRU Propco I Master Lease. Effective July 9, 2009, base rents under the TRU Propco I Master Lease increased by approximately 10.38% for all properties subject to the TRU Propco I Master Lease and the base rents are scheduled to increase by 10% on July 1, 2014, July 1, 2019 and July 1, 2024. The TRU Propco I Master Lease continues to require that we pay real estate taxes and certain other amounts based upon percentage of sales.

The following table summarizes our contractual obligations associated with our operating leases reflecting the impact of the amendment and restatement of the TRU Propco I Master Lease and the exclusion of the Transferred Properties referred to above:

	Payments Due by Period
(In millions)	Remainder of Fiscal 2009	Fiscals 2010 & 2011	Fiscals 2012 & 2013	Fiscals 2014 and thereafter	Total
Operating leases	$111	$865	$697	$2,884	$4,557
Less: sub-leases to third parties	4	27	16	15	62

Net operating lease obligations	$107	$838	$681	$2,869	$4,495

On November 20, 2009, TRU Propco II completed the offering of $725 million aggregate principal amount of 8.50% Senior Secured Notes due 2017. The Secured Notes were issued at a discount of $10 million which resulted in the receipt of gross proceeds of $715 million. The proceeds of $715 million, the release of $16 million in cash from restrictions, the proceeds of $10 million from the Junior Mezzanine Loan and $35 million in cash on hand, were used by Propco II to repay the outstanding loan balance under the secured real estate loan agreements of $600 million plus accrued interest, and to acquire certain properties.

Also in connection with the offering of the Secured Notes on November 20, 2009, we amended and restated the TRU Propco II Master Lease under which we will continue to lease properties which were formerly owned by MPO and which are now owned by TRU Propco II, and continue to lease other properties used in our operations already held by TRU Propco II. Among other changes from the previous master lease agreements, the term of the TRU Propco II Master Lease was extended through January 31, 2030 except with respect to any property that is ground or space leased from a third party landlord to TRU Propco II with a term expiring prior to such date. Effective December 1, 2009, net base rents under the TRU Propco II Master Lease were increased to approximately $91 million per annum and are scheduled to increase by 10% on February 1, 2015, February 1, 2020 and February 1, 2025. The TRU Propco II Master Lease continues to require that we pay real estate taxes and certain other amounts based upon percentage of sales.

Critical Accounting Policies

Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. In the current period, the Financial Accounting Standards Board (“FASB”) finalized the “FASB Accounting Standards Codification” (“Codification” or “ASC”), which is effective for periods ending on or after September 15, 2009. The ASC does not change how we account for our transactions or the nature of the related disclosures made. As of August 2, 2009, we have implemented the ASC structure required by FASB and any references to guidance issued by the FASB in this Form 8-K are to the ASC, in addition to the other forms of standards.

The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Consolidated Financial Statements.

Fair Value Measurements

On February 1, 2009, we adopted the fair value guidance related to nonfinancial assets and liabilities, as prescribed by ASC Topic 820 (“ASC 820”), formerly SFAS No. 157, “Fair Value Measurements,” as amended by the following: FASB Staff Position (“FSP SFAS”) 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions,” FSP SFAS 157-2, “Effective Date of FASB Statement No. 157: Fair Value Measurements,” FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active” and FSP SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” With the exception of FSP SFAS 157-1, which has not yet been incorporated into the Codification, the FSP SFASs discussed above are now codified under ASC 820. Assumptions made regarding the adoption of ASC 820 will impact any accounting standards that include fair value measurements. Refer to Note 4 to the Condensed Consolidated Financial Statements entitled “Fair value measurements” for further details.

Recent Accounting Pronouncements

Refer to Note 11 entitled “Recent accounting pronouncements” to the Condensed Consolidated Financial Statements for a discussion of recent accounting pronouncements and their impact on our Condensed Consolidated Financial Statements.

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of store closings and restructurings, anticipated domestic or international developments, future financings, targets and future occurrences and trends.

These statements are subject to risks, uncertainties, and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, our substantial level of indebtedness and related debt service obligations and the covenants in our debt agreements, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and such risks, uncertainties and factors associated with our business. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.